CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of MUTUALS.com and to the use of our report dated May 21, 2004 on the financial statements and financial highlights of Generation Wave Aggressive Growth Fund, Generation Wave Growth Fund, Generation Wave Alternative Growth Fund, and Vice Fund, each a series of shares of Mutuals.com. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 20, 2004